News Release

Nektar Announces Retirement of Irwin Lerner from Board of Directors

San Carlos, Calif., January 29, 2009 — Nektar Therapeutics (Nasdaq: NKTR) announced today that Irwin Lerner has retired from its Board of Directors effective January 23, 2009.  Mr. Lerner, former Chairman of Hoffmann-La Roche Inc., has been a member of the Nektar Board of Directors since 1999.  He is retiring due to personal reasons.

The Board of Directors and the Company wish to acknowledge the contributions that Mr. Lerner has made by providing the benefit of his extensive industry experience to Nektar over a near ten-year period.

“It is a privilege to have worked with Irwin as a colleague and advisor,” said Howard W. Robin, President and CEO of Nektar and member of the Board of Directors.  “On behalf of the entire Board and the Company, we extend our deepest appreciation to Irwin for his many years of service to Nektar.”

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its advanced polymer conjugation technology platforms. Nektar’s technology and drug development expertise have enabled nine approved products for partners, which include leading biopharmaceutical companies. Nektar is also developing a robust pipeline of its own high-value therapeutics that addresses unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules.  More information on Nektar is available at www.nektar.com

Jennifer Ruddock, 650-631-4954
jruddock@nektar.com

Susan A. Noonan, 212-966-3650
The SAN Group
Susan@sanoonan.com

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